As filed with the Securities and Exchange Commission on August 17, 2026

Registration Statement No. 333-16837

Registration Statement No. 333-296192

Registration Statement No. 333-295411

Registration Statement No. 333-216221

Registration Statement No. 333-115290

Registration Statement No. 333-161258

Registration Statement No. 333-159420

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-16837

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-296192

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-295411

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-216221

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-115290

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-161258

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-159420

UNDER THE SECURITIES ACT OF 1933

AVALONBAY COMMUNITIES, INC.

(Exact Name of registrant as specified in its charter)

Maryland	77-0404318
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

c/o Vivmark Residential

Two North Riverside Plaza

Chicago, Illinois 60606

4040 Wilson Blvd., Suite 1000

Arlington, Virginia 22203

(312) 474-1300 or (703) 329-6300

(Addresses, including zip codes, and telephone numbers, including area codes, of registrant’s principal executive offices)

1996 Non-Qualified Employee Stock Purchase Plan

AvalonBay Communities, Inc. 2026 Equity Incentive Plan

AvalonBay Communities, Inc. Second Amended and Restated 2009 Stock Option and Incentive Plan

AvalonBay Communities, Inc. Deferred Compensation Plan

(Full titles of the plans)

Benjamin W. Schall

Chief Executive Officer

Vivmark Residential

Two North Riverside Plaza

Chicago, Illinois 60606

4040 Wilson Blvd., Suite 1000

Arlington, Virginia 22203

Telephone: (312) 474-1300 or (703) 329-6300

(Name, addresses, including zip codes, and telephone numbers, including area codes, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided by Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”), filed by ERP Operating Limited Partnership, an Illinois limited partnership (“ERP OP”), as ultimate successor by merger to AvalonBay Communities, Inc., a Maryland corporation (the “Company”), remove from registration all common stock, par value $0.01 per share, of the Company (the “Common Stock”) and other securities registered under the following Registration Statements on Form S-8 filed by the Company (the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “SEC”) pertaining to the registration of the shares of Common Stock and other securities offered under certain employee benefit and equity plans and agreements:

•	Registration Statement on Form S-8 (No. 333-16837), filed with the SEC on November 26, 1996, as amended by and including Post-Effective Amendment No. 1, filed with the SEC on June 26, 1997, pertaining to the registration of an aggregate of 1,000,000 shares of Common Stock issuable under the 1996 Non-Qualified Employee Stock Purchase Plan;

•	Registration Statement on Form S-8 (No. 333-296192), filed with the SEC on May 22, 2026, pertaining to the registration of an aggregate of 4,000,000 shares of Common Stock issuable under the AvalonBay Communities, Inc. 2026 Equity Incentive Plan;

•	Registration Statements on Form S-8 (Nos. 333-161258 and 333-159420), filed with the SEC on August 11, 2009 and May 22, 2009, respectively, in each case as amended by and including Post-Effective Amendment No. 1, filed with the SEC on May 22, 2026, pertaining to the registration of an aggregate of 10,995,397 shares of Common Stock issuable under the AvalonBay Communities, Inc. Second Amended and Restated 2009 Stock Option and Incentive Plan; and

•	Registration Statements on Form S-8 (Nos. 333-295411, 333-216221 and 333-115290), filed with the SEC on April 29, 2026, February 24, 2017 and May 7, 2004, respectively, pertaining to the registration of an aggregate of $70,000,000 of deferred compensation obligations under the AvalonBay Communities, Inc. Deferred Compensation Plan.

Effective on August 17, 2026, pursuant to the Agreement and Plan of Merger, dated as of May 20, 2026 (the “Merger Agreement”), by and among the Company, Equity Residential, a Maryland real estate investment trust, ERP OP, and Canopy Merger Sub LLC, a Maryland limited liability company, which was a direct wholly owned subsidiary of Equity Residential (“Merger Sub”), (i) the Company contributed certain assets to ERP OP in exchange for units of partnership interest in ERP OP, (ii) following such contribution, the Company merged (the “Merger”) with and into Merger Sub, with Merger Sub being the surviving entity (Merger Sub, as the surviving entity in the Merger, the “Surviving Entity”), (iii) the Surviving Entity transferred to Equity Residential the ERP OP units received by the Company in the contribution described in clause (i), (iv) Equity Residential contributed all of the limited liability company interests of the Surviving Entity to ERP OP in exchange for a number of ERP OP units calculated in accordance with the Merger Agreement and (v) the Surviving Entity merged with and into ERP OP, with ERP OP being the surviving entity (together with the Merger, the “Transactions”). In connection with the completion of the Transactions and other related transactions contemplated by the Merger Agreement, the offerings pursuant to the above-referenced Registration Statements have been terminated.

In accordance with undertakings made by the registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but that remain unsold at the termination of the offerings, these Post-Effective Amendments remove from registration any and all securities that were registered under the Registration Statements and remain unsold at the termination of the offerings. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on August 17, 2026.

ERP OPERATING LIMITED PARTNERSHIP By: VIVMARK RESIDENTIAL, its general partner

By:	/s/ Scott J. Fenster
Name:	Scott J. Fenster
Title:	Executive Vice President, General Counsel and Corporate Secretary

* Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statements.